FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On December 9, 2004, United States Cellular Corporation ("USCC") entered into an Amended And Restated Revolving Credit Agreement ("Amended Revolving Credit Agreement"), by and among USCC, as Borrower, certain lenders from time to time parties thereto, Toronto Dominion (Texas) LLC, as Administrative Agent, Wachovia Capital Markets, LLC, as Syndication Agent, and Citicorp North America, Inc., LaSalle Bank National Association, and JPMorgan Chase Bank, as Co-Documentation Agents. The Amended Revolving Credit Agreement amends and restates USCC's Amended and Restated Revolving Credit Agreement dated December 19, 2003. The terms and conditions of the Amended Revolving Credit Agreement are substantially the same as the Amended and Restated Revolving Credit Agreement dated December 19, 2003. The primary changes to the terms and conditions are that (i) the maturity date of the Revolving Credit Agreement has been extended to December 2009; (ii) the facility fee and certain interest rates payable on loans have been reduced; (iii) a utilization fee has been added equal to 0.10% of the utilized facility for each day that facility usage exceeds 50% of the total facility under the Amended Revolving Credit Agreement; and (iv) the material adverse change condition has been removed with respect to drawdowns.

        Certain of the third parties to the Amended and Restated Revolving Credit Agreement dated December 19, 2003 are also parties to the Amended Revolving Credit Agreement. Some of the lenders and/or agents under the Amended Revolving Credit Agreement and/or their affiliates have various relationships with USCC's parent, Telephone and Data Systems, Inc. ("TDS"), USCC and their subsidiaries involving banking or other financial services, including checking, cash management, brokerage, lending, investment banking, depository, indenture trustee and other services. In addition, TDS and USCC and certain of their subsidiaries have entered into forward contracts or similar arrangements with certain of the lenders and/or their affiliates.

        The Amended Revolving Credit Agreement provides USCC with a $700 million senior revolving credit facility for general corporate purposes, including future acquisitions, capital expenditures and working capital. Amounts under the revolving credit facility may be borrowed, repaid and reborrowed from time to time from and after December 9, 2004 until maturity in December 2009. As of the date of this Form 8-K, this credit facility had $699.8 million available for use, net of $0.2 million of outstanding letters of credit.

        Borrowings under the Amended Revolving Credit Agreement bear interest, at USCC's option, either at a Eurodollar rate or at an alternative base rate, plus or minus an applicable margin. Based on USCC's current credit rating and based on the Eurodollar rate and applicable margin, USCC's borrowing rate was 2.69% as of the date of this Form 8-K. USCC's interest costs under the Amended Revolving Credit Agreement would increase if its current credit rating from either Standard & Poor's or Moody's is lowered. However, the credit facility would not cease to be available solely as a result of a decline in its credit ratings.

        The two financial covenants described below are included in the Amended Revolving Credit Agreement, with compliance reported quarterly for a rolling four fiscal-quarter period and calculated on a consolidated basis:

        1.        Maximum Leverage (the ratio of Funded Debt to Capitalization may not at any time exceed 65%).

         2.        Minimum Interest Coverage (the ratio of EBITDA to Interest Expense may not be less than 3.00x).

        The Amended Revolving Credit Agreement provides that USCC may not, and may not cause or permit any of its subsidiaries to, incur or permit to exist any liens on any property or assets now owned or hereafter acquired by USCC or by any such subsidiary, other than as expressly excepted in the Amended Revolving Credit Agreement. The Amended Revolving Credit Agreement also provides that USCC may not, and may not cause or permit any of its subsidiaries to, enter into any sale and leaseback transactions, other than as expressly excepted in the Amended Revolving Credit Agreement.

        The Amended Revolving Credit Agreement includes representations and warranties and events of default that are usual and customary for senior facilities of this type. The Amended Revolving Credit Agreement also contains other terms and conditions that are usual and customary for senior credit facilities of this type, and includes limitations on USCC and its subsidiaries with respect to indebtedness, sales of assets, consolidations and mergers.

        A Change in Control, as such term is defined in the Amended Revolving Credit Agreement, of TDS or USCC would constitute a default and would require all borrowings outstanding under the Amended Revolving Credit Agreement to be repaid.

        The continued availability of the revolving credit facilities requires USCC to comply with certain negative and affirmative covenants, maintain certain financial ratios and provide representation on certain matters at the time of each borrowing.

        Attached as Exhibit 4.1 is a copy of the Amended Revolving Credit Agreement, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth below under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(c)     Exhibits:

        In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: December 13, 2004

By:	/s/ Thomas S. Weber

Thomas S. Weber
Vice President and Controller (Principal Accounting Officer)

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EXHIBIT INDEX The following exhibits are filed herewith as noted below.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Revolving Credit Agreement, dated as of December 9, 2004, by and among United States Cellular Corporation, as Borrower, certain lenders from time to time parties thereto, Toronto Dominion (Texas) LLC, as Administrative Agent, Wachovia Capital Markets, LLC, as Syndication Agent, and Citicorp North America, Inc., LaSalle Bank National Association, and JPMorgan Chase Bank, as Co-Documentation Agents.

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